McLane, Graf, Raulerson & Middleton
                         Professional Association
                          Nine Hundred Elm Street
                               P.O. Box 326
                         Manchester, NH 03105-0326
                         Telephone (603) 625-6464
                         Facsimile (603) 625-5650


                             December 17, 2003


Charito Mittleman, Esq.
Division of Corporate Finance
U.S. Securities and Exchange Commission
Washington, D.C. 20549


          Re:  Withdrawal of Form 10-SB filed by
               Epic Research Company, Inc. (SEC File No.: 000-50462)

Dear Attorney Mittleman:

     As we have discussed, Epic Research Company, Inc. has authorized this office to request that the Registration Statement on Form 10-SB filed by it on November 10, 2003, be withdrawn.

     Thank you for your assistance with this matter.

                              Very truly yours,
                              /s/ Richard A. Samuels


cc:  N. Edward Berg, President
          Epic Research Company, Inc.